EXHIBIT 99.1
Mission Produce® Announces Fiscal 2026 Second Quarter Financial Results
Acquisition of Calavo Growers completed May 28, 2026
Board of Directors authorize new share repurchase program for up to $100 million of shares over next 3 years

OXNARD, Calif.—June 8, 2026—(GLOBE NEWSWIRE) Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”) a world leader in sourcing, producing, and distributing fresh Hass avocados, today reported its financial results for the fiscal second quarter ended April 30, 2026.
Fiscal Second Quarter 2026 Financial Overview:
•Total revenue of $290.9 million and achieved volume growth of 15% compared to the same period last year
•Net loss attributable to Mission Produce of $7.2 million, or $(0.10) per diluted share, compared to income of $3.1 million, or $0.04 per diluted share for the same period last year
•Adjusted net income was $0.8 million or $0.01 per diluted share, which excludes the impact of transaction advisory costs of $6.4 million on a pretax basis or $0.07 on a per share after-tax basis, as compared to $8.7 million, or $0.12 per diluted share, for the same period last year
•Adjusted EBITDA was $7.1 million, reflecting lower per-unit margins primarily driven by historically low prices and a temporary mismatch in supply and demand for core fruit sizes
CEO Message
John Pawlowski, President and CEO of Mission, stated, “This quarter was shaped by high volumes, low prices, strong execution by our sales and operations teams, and unfortunately, margin compression concentrated in April. Despite the low-price environment, we maintained manageable margins through most of the quarter until the Mexican supply of core fruit sizes fell out of line with customer demand in the final weeks. Delays in the California and Peru harvests increased sourcing costs to fill the gaps and pressured margins. Importantly, supply conditions have improved, pricing and margins are recovering, and we expect to deliver solid performance in the back half of the year.

“Importantly, second quarter’s temporary low-price market helped lay the foundation for more durable category growth longer term. U.S. avocado consumption and household penetration reached record highs, with per-capita consumption up double-digits from last year and more than 1.6 million new households entering the category. As we’ve seen in the past, dynamics like these create a larger and more durable demand base, and as a category leader, Mission is positioned to capitalize on these trends going forward.

“Finally, we have recently entered a new chapter for Mission. In just the last two months we completed our CEO succession, consummated the acquisition of Calavo, drove meaningful share gains in our core business, and sharpened our capital allocation priorities that we expect will drive disciplined growth, margin expansion, and returns. We see meaningful opportunity to improve asset utilization, strengthen mix, and convert our category leadership into higher earnings power over time. We are aligned on our agenda and focused on executing it with discipline. We look forward to sharing more about our next chapter at our Investor Day coming up very shortly in the Fall.”
Fiscal Second Quarter 2026 Consolidated Financial Review
Total revenue for the second quarter of fiscal 2026 decreased 24% to $290.9 million compared to the same period last year. The decrease was primarily driven by a 36% decrease in per-unit avocado sales prices, partially offset by a 15% increase in avocado volume sold. Volume and price movements in the Marketing and Distribution segment were driven by a robust Mexican avocado supply due to higher yields in the current year.

EXHIBIT 99.1
Gross profit was $20.5 million in the second quarter of fiscal 2026, compared to $28.4 million in the prior year, while gross margin decreased 50 basis points compared to the same period last year, to 7.0% of revenue. Gross profit in the Marketing & Distribution segment was lower primarily due to historically low prices and a mismatch in supply and demand for core fruit sizes in April, which further pressured per-unit margins. Gross profit was also lower in our International Farming segment due to reduced volume of blueberry packing and storage services resulting from lower harvest volumes combined with higher per-unit mango production costs.

Selling, general and administrative expense (“SG&A”) (which does not include transaction advisory costs) for the second quarter were flat compared to the same period last year. Transaction advisory costs were $6.4 million for the second quarter this year and were comprised of third-party legal, diligence, and other costs associated with the Calavo acquisition, which was completed on May 28, 2026.

Net loss attributable to Mission Produce for the second quarter of fiscal 2026 was $(7.2) million, or $(0.10) per diluted share. This compares to income of $3.1 million, or $0.04 per diluted share, for the same period last year.

Adjusted net income for the second quarter of fiscal 2026 was $0.8 million, or $0.01 per diluted share, which excludes the impact of transaction advisory costs. This compares to $8.7 million, or $0.12 per diluted share for the same period last year.

Adjusted EBITDA was $7.1 million for the second quarter of fiscal 2026, as compared to $19.1 million in the prior year period. The decline was driven primarily by lower gross profit resulting from the margin dynamics described above.
Fiscal Second Quarter Business Segment Performance
Marketing & Distribution

Total segment sales in the Marketing & Distribution segment were $277.2 million, compared to $362.5 million for the same period last year, driven by the avocado volume and price dynamics described above.

Segment operating loss, which included the impact of transaction advisory costs, was $3.8 million in the three months ended April 30, 2026, compared to income of $7.6 million for the same period last year. Segment adjusted EBITDA was $7.2 million, compared to $16.8 million in the same period last year. These results were driven by lower per-unit gross margin, as described above.
International Farming

The vast majority of fruit sales from the International Farming segment are made to the Marketing & Distribution segment, with the remainder of revenue largely derived from direct sales of fruit to third parties, as well as services provided to third-parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, operating income and segment adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year. In addition, the Company operates approximately 700 acres of mangos in Peru. The timing of the mango harvest is generally concentrated in the fiscal second quarter.

Total segment sales in the International Farming segment were $7.7 million, compared to $8.1 million for the same period last year.

Segment operating loss was $3.9 million in the three months ended April 30, 2026, compared to $1.3 million in the same period last year. Segment adjusted EBITDA loss was $1.3 million, compared to positive $1.5 million in the same period last year. These results were driven by higher per-unit mango production costs and lower volume of blueberry packaging and storage services.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Total segment sales in the Blueberries segment were $11.0 million for the second quarter, compared to $15.7 million for the same period last year, primarily due to a decrease in volume sold, partially offset by increases in average per-unit sales price.

Segment operating income was $0.7 million for the second quarter compared to $0.6 million in the same period last year. Segment adjusted EBITDA was $1.2 million, compared to $0.8 million in same period last year. These results were driven by an increase in average per-unit sales price, partially offset by lower per-acre yields resulting in higher per-unit fruit production costs.
Balance Sheet and Cash Flow
Cash and cash equivalents were $33.0 million as of April 30, 2026, compared to $64.8 million as of October 31, 2025.

The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building inventory in its International

EXHIBIT 99.1
Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance expected to be realized for the full year.

Net cash used by operating activities was $21.0 million for the six months ended April 30, 2026, as compared to a use of $13.0 million in the same period last year. Lower income in the current year was partially offset by lower increases in working capital. Working capital growth in the current year is driven by higher trade receivables associated with seasonality and timing of sales in the Marketing & Distribution and Blueberries segments, while inventory growth is driven by higher volume in the Marketing & Distribution segment and cultivation of growing crop inventory in our International Farming and Blueberries segments.

Capital expenditures were $22.9 million for the six months ended April 30, 2026 compared to $28.0 million for the same period last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements, packhouse construction in Guatemala and pre-production land development and blueberry plant cultivation in Peru. The current year also includes construction costs associated with increasing capacity in the Company’s Mexican packing operations.
Stock Repurchase Authorization
On June 3, 2026, the Board of Directors approved a stock repurchase program, which permits the Company to repurchase up to $100 million of shares of the Company’s common stock over the next 36 months, effective June 3, 2026 (the “2026 Program”). The 2026 Program replaces the Company’s previous common stock repurchase program adopted in September 2023, which would have expired in September 2026 with approximately $11.2 million remaining. No shares were repurchased following approval through June 8, 2026.

Under the new share repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The share repurchase program does not obligate the Company to acquire any particular amount of Company common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

The new share repurchase program reflects the Company’s commitment to disciplined capital allocation and shareholder value creation. It provides flexibility to repurchase shares opportunistically when the market valuation of the Company does not reflect its intrinsic value. The program also reflects management’s confidence in Mission’s long-term growth prospects.
Acquisition of Calavo Growers, Inc.
On May 28, 2026, the Company completed its acquisition of Calavo Growers, Inc. (“Calavo”). Calavo is a leading provider of fresh avocados, tomatoes, papayas, and value-added prepared foods, including a variety of ready-to-eat products such as guacamole and salsas. Its products are sold under the Calavo brand name, proprietary sub-brands, as well as private labels and store brands. The transaction enhances Mission’s position in the North American avocado category with expanded supply reliability across North America. The transaction also represents Mission’s entry into the high-growth and attractive prepared food sector, while providing a significant opportunity for value creation through cost synergies and SG&A savings.

In the transaction, Mission issued 17,530,823 shares of its common stock and paid approximately $266 million in cash. Post-acquisition, Mission has a combined 88.3 million shares and $350 million indebtedness of term loans outstanding.
Outlook
For the third quarter of fiscal year 2026, the Company is providing the following industry outlook that will drive performance:
•Avocado industry volumes in the fiscal 2026 third quarter are expected to increase by 5-10% versus the prior year period. Expectations for exportable avocado production from Mission’s owned farms in Peru is expected to range between 120 million to 130 million pounds (as compared to 105 million pounds in the fiscal third quarter 2025 harvest season). The Company anticipates that sales of its owned production will be weighted to its fiscal fourth quarter.
•Pricing is expected to be lower on a year-over-year basis by approximately 15% compared to the $1.75 per pound average experienced in the third quarter of fiscal 2025. The decrease in pricing is directly correlated with expectations of higher volumes available in U.S. and international markets.

In connection with the recently completed acquisition of Calavo, the Company is providing select guidance to assist investors in their analysis of the transaction. This disclosure is intended to support evaluation of the acquisition and should not be viewed as establishing an ongoing guidance practice.

EXHIBIT 99.1
•Consolidated adjusted EBITDA for fiscal 2026 third quarter is expected in the range of $28 to $32 million, including the partial quarter contribution from Calavo. This estimate is driven by the timing of Peru farming’s contribution, which is later than last year, plus the margin-compression dynamics from the second quarter that continued at the beginning of the third quarter.

•Consolidated adjusted EBITDA for the second half of fiscal 2026 is expected in the range of $84 to $88 million, reflecting the drivers above, as well as Q4 contributions from growth in blueberry volumes via improved yields, stabilizing avocado margin dynamics, and a full quarter of Calavo contribution in Q4.

•Synergies from the Calavo acquisition are expected to start to materialize in the fiscal fourth quarter, building thereafter. The Company intends to add back expenses associated with its $25+ million total synergy target to its reconciliation of adjusted EBITDA and adjusted net income. Updates on synergy realization and related expenses, total savings estimate, and timing are expected to be provided each quarter.

•For full year fiscal 2026, total capital expenditures are now expected to be approximately $45 million, including planned expenditures related to the legacy Calavo business.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its second quarter of fiscal 2026 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through June 22, 2026 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13760733.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. Segment adjusted EBITDA refers to, with respect to the applicable segment, net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. The Company is not reasonably able to reconcile its outlook for Adjusted EBITDA to net income or loss because information on the anticipated stock based compensation, the impact of derivative financial instruments and foreign currency, transaction and integration costs and other matters is unavailable, which could cause its calculation of this non-GAAP metric and its GAAP results to be lower.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the appendices to this press release.

About Mission Produce, Inc.:

Mission Produce (NASDAQ: AVO) is a global leader in the worldwide fresh produce business, delivering fresh Hass avocados and mangos to retail, wholesale and foodservice customers in over 25 countries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and today also markets mangos and grows blueberries as part of its diversified portfolio. The Company is vertically integrated and owns five state-of-the-art packing facilities across the U.S., Mexico, Peru, and

EXHIBIT 99.1
Guatemala. With sourcing capabilities across 20+ premium growing regions, the company provides a year-round supply of premium fresh fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our anticipated future performance, anticipated synergies related our completed acquisition of Calavo, the anticipated future performance of Calavo, and our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product, limitations regarding the supply of fruit, either through purchasing or growing; the risks that the businesses of Mission Produce and Calavo will not be integrated successfully or that the integration will be more costly or difficult than expected; the risk that the cost savings and any other synergies from the completed acquisition of Calavo may not be fully realized or may take longer to realize than expected; the risk of underperformance of Calavo’s business; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the risk of adverse reactions or changes to business or employee relationships resulting from the completion of the acquisition of Calavo; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Contacts:
Investor Relations
Andrew Pearson
Vice President Investor Relations and Strategy
Mission Produce, Inc.
apearson@missionproduce.com

ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Content and Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	April 30, 2026	October 31, 2025
Assets
Current Assets
Cash and cash equivalents	$33.0	$64.8
Restricted cash	2.1	1.7
Accounts receivable
Trade, net of allowances	91.6	80.5
Grower and fruit advances	2.7	2.7
Other	14.4	14.6
Inventory	116.6	80.6
Prepaid expenses and other current assets	8.9	8.5
Income taxes receivable	14.3	8.8
Total current assets	283.6	262.2
Property, plant and equipment, net	544.7	542.2
Operating lease right-of-use assets	65.7	67.7
Equity method investees	33.1	34.8
Deferred income tax assets, net	10.5	10.2
Goodwill	39.4	39.4
Other assets	31.2	26.5
Total assets	$1,008.2	$983.0

Liabilities and Equity
Liabilities
Accounts payable	$46.5	$47.3
Accrued expenses	45.7	38.9
Income taxes payable	—	6.8
Grower payables	41.5	23.8
Short-term borrowings	—	4.5
Loans from noncontrolling interest holders—current portion	3.4	0.2
Long-term debt—current portion	3.0	3.0
Operating leases—current portion	6.3	6.9
Finance leases—current portion	2.1	3.1
Total current liabilities	148.5	134.5
Long-term debt, net of current portion	115.8	92.8
Loans from noncontrolling interest holders, net of current portion	—	0.9
Operating leases, net of current portion	65.5	67.5
Finance leases, net of current portion	21.6	22.0
Income taxes payable	0.3	—
Deferred income tax liabilities, net	19.1	19.1
Other long-term liabilities	25.8	26.3
Total liabilities	396.6	363.1
Equity
Mission Produce shareholders' equity	578.6	587.3
Noncontrolling interest	33.0	32.6
Total equity	611.6	619.9
Total liabilities and equity	$1,008.2	$983.0

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2026	2025	2026	2025
Net sales	$290.9	$380.3	$569.5	$714.5
Cost of sales	270.4	351.9	517.4	654.6
Gross profit	20.5	28.4	52.1	59.9
Selling, general and administrative expenses	21.1	21.4	43.2	43.5
Transaction advisory costs	6.4	0.1	13.4	0.2
Operating (loss) income	(7.0)	6.9	(4.5)	16.2
Interest expense	(1.9)	(2.5)	(3.6)	(4.7)
Equity method income	1.3	0.9	2.8	1.7
Other (expense) income, net	(1.1)	(0.6)	(2.4)	0.9
(Loss) income before income taxes	(8.7)	4.7	(7.7)	14.1
(Benefit) provision for income taxes	(1.3)	1.7	(0.2)	4.9
Net (loss) income	$(7.4)	$3.0	$(7.5)	$9.2
Less: Net (loss) income attributable to noncontrolling interest	(0.2)	(0.1)	0.4	2.2
Net (loss) income attributable to Mission Produce	$(7.2)	$3.1	$(7.9)	$7.0

Net (loss) income per share attributable to Mission Produce:
Basic	$(0.10)	$0.04	$(0.11)	$0.10
Diluted	$(0.10)	$0.04	$(0.11)	$0.10

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,783,159	71,105,463	70,711,213	71,237,067

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended April 30,
(In millions)	2026	2025
Operating Activities
Net (loss) income	$(7.5)	$9.2
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	15.9	15.7
Amortization of debt issuance costs	0.1	0.1
Equity method income	(2.8)	(1.7)
Noncash lease expense	3.1	3.7
Stock-based compensation	2.8	3.9
Dividends received from equity method investees	4.9	2.2
Losses on asset impairment, disposals and sales	—	1.8
Deferred income taxes	(0.2)	(0.2)
Unrealized losses on foreign currency transactions	0.8	0.4
Unrealized loss on derivative financial instruments	—	0.1
Other	0.1	(0.2)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(11.5)	(18.3)
Grower fruit advances	—	(2.1)
Other receivables	0.2	2.3
Inventory	(33.9)	(19.3)
Prepaid expenses and other current assets	(0.5)	1.2
Income taxes receivable	(5.4)	0.2
Other assets	(3.4)	(7.7)
Accounts payable and accrued expenses	10.6	1.5
Income taxes payable	(6.5)	(7.7)
Grower payables	17.6	8.3
Operating lease liabilities	(3.8)	(3.6)
Other long-term liabilities	(1.6)	(2.8)
Net cash used in operating activities	$(21.0)	$(13.0)
Investing Activities
Purchases of property, plant and equipment	(22.9)	(28.0)
Proceeds from sale of property, plant and equipment	0.1	—
Other	(0.3)	(0.2)
Net cash used in investing activities	$(23.1)	$(28.2)
Financing Activities
Borrowings on revolving credit facility	45.0	55.0
Payments on revolving credit facility	(30.0)	(20.0)
Repayment of short-term borrowings	(4.5)	(3.5)
Borrowings under long-term debt obligations	100.0	—
Principal payments on long-term debt obligations	(91.0)	(1.5)
Payment of debt restructuring fees	(2.2)	—
Principal payments on finance lease obligations	(0.5)	(0.5)
Payments for long-term supplier financing	(2.6)	(0.3)
Payments to noncontrolling interest holder for long-term supply financing	—	(1.4)
Proceeds from loan from noncontrolling interest holder	3.1	—
Principal payments on loans due to noncontrolling interest holder	(0.1)	—
Payments of minimum withholding taxes on net share settlement of equity awards	(2.5)	(1.5)
Exercise of stock options	—	0.3
Purchase and retirement of common stock	(2.2)	(5.5)
Net cash provided by financing activities	$12.5	$21.1

MISSION PRODUCE, INC.

	Six Months Ended April 30,
(In millions)	2026	2025
Effect of exchange rate changes on cash	0.2	(0.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	(31.4)	(20.3)
Cash, cash equivalents and restricted cash, beginning of period	66.5	59.3
Cash, cash equivalents and restricted cash, end of period	$35.1	$39.0

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$33.0	$36.7
Restricted cash	2.1	2.3
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$35.1	$39.0

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2026	2025	2026	2025
Net (loss) income attributable to Mission Produce	$(7.2)	$3.1	$(7.9)	$7.0
Stock-based compensation	1.4	1.9	2.8	3.9
Unrealized loss on derivative financial instruments	(0.1)	0.2	(0.1)	0.1
Foreign currency transaction loss	1.1	1.3	2.7	0.2
Losses on asset impairment and disposals	—	1.7	—	1.8
Farming costs for nonproductive orchards(1)	0.6	1.0	1.4	2.0
Recognition of deferred ERP costs	—	0.5	—	1.1
Canada site closures(2)	—	0.1	—	1.5
Transaction advisory costs	6.4	0.1	13.4	0.2
Tariffs(3)	—	1.1	—	1.1
Debt restructuring fees	0.7	—	0.7	—
Tax effects of adjustments to net (loss) income attributable to Mission Produce(4)	(1.9)	(2.1)	(4.6)	(2.8)
Noncontrolling interest(5)	(0.2)	(0.2)	(0.3)	(0.3)
Mission Produce adjusted net income	$0.8	$8.7	$8.1	$15.8
Mission Produce adjusted net income per diluted share	$0.01	$0.12	$0.11	$0.22

Weighted average shares of common stock outstanding, used in computing adjusted net income per diluted share	71,311,492	71,105,463	71,326,161	71,237,067
(1)Costs related to blueberry orchards were $0.2 million and $0.7 million for the three months ended April 30, 2026 and 2025, respectively, and $0.5 million and $1.2 million for the six months ended April 30, 2026 and 2025, respectively. Costs related to avocado orchards were $0.4 million and $0.3 million for the three months ended April 30, 2026 and 2024, respectively, and $0.9 million and $0.8 million, respectively.
(2)Includes accelerated amortization of operating lease right-of-use assets and severance costs incurred due to the closure of our Canada facilities during the first quarter of 2025, both recognized in cost of sales.
(3)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2026	2025	2026	2025
Net (loss) income	$(7.4)	$3.0	$(7.5)	$9.2
Interest expense(1)	1.9	2.5	3.6	4.7
(Benefit) provision for income taxes	(1.3)	1.7	(0.2)	4.9
Depreciation and amortization(2)	6.7	7.0	15.9	15.7
Equity method income	(1.3)	(0.9)	(2.8)	(1.7)
Stock-based compensation	1.4	1.9	2.8	3.9
Losses on asset impairment and disposals	—	1.7	—	1.8
Farming costs for nonproductive orchards	0.4	0.3	0.9	0.8
Recognition of deferred ERP costs	—	0.5	—	1.1
Transaction advisory costs	6.4	0.1	13.4	0.2
Canada site closures(3)	—	0.2	—	0.7
Tariffs(4)	—	1.1	—	1.1
Other income, net	1.1	0.6	2.4	(0.9)
Adjusted EBITDA before adjustment for noncontrolling interest	7.9	19.7	28.5	41.5
Noncontrolling interest(4)	(0.8)	(0.6)	(2.9)	(4.7)
Total adjusted EBITDA	$7.1	$19.1	$25.6	$36.8
(1)Includes interest expense from finance leases, the most significant of which is for land at our Blueberries segment of $0.5 million for both the three months ended April 30, 2026 and 2025 and $1.0 million for both the six months ended April 30, 2026 and 2025.
(2)Includes depreciation and amortization of purchase accounting assets of $0.1 million and $0.5 million for the three months ended April 30, 2026 and 2025, respectively, and $0.3 million and $0.8 million for six months ended April 30, 2026 and 2025, respectively. Includes $0.2 million of amortization of the Blueberries finance lease for both the three months ended April 30, 2026 and 2025 and $0.4 million for both the six months ended April 30, 2026 and 2025. The six months ended April 30, 2025 also include $0.9 million of accelerated depreciation expense from fixed assets related to the closure of our Canada facilities.
(3)Represents accelerated amortization of operating lease right-of-use assets, early lease termination costs and severance costs incurred due to the closure of our Canada facilities recognized in cost of sales.
(4)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports.
(5)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.

By Segment:

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2026	2025	2026	2025
Marketing & Distribution operating (loss) income	$(3.8)	$7.6	$(2.7)	$9.4
Depreciation and amortization	3.3	4.0	6.5	8.7
Stock-based compensation	1.4	1.9	2.8	3.9
Losses on asset impairment and disposals	—	1.3	—	1.3
Recognition of deferred ERP costs	—	0.5	—	1.1
Advisory costs	6.4	0.1	13.4	0.2
Canada site closures	—	0.2	—	0.7
Tariffs	—	1.1	—	1.1
Marketing & Distribution adjusted EBITDA(1)	7.2	16.8	20.1	26.5

International Farming operating loss	$(3.9)	$(1.3)	$(3.6)	$(1.4)
Depreciation and amortization	2.1	2.2	3.7	3.5
Losses on asset impairment and disposals	—	0.4	—	0.5
Farming costs for nonproductive orchards	0.4	0.3	0.9	0.8
International Farming adjusted EBITDA(1)	(1.3)	1.5	1.0	3.3

Blueberries operating income	$0.7	$0.6	$1.8	$8.2
Depreciation and amortization	1.3	0.8	5.7	3.5
Noncontrolling interest	(0.8)	(0.6)	(2.9)	(4.7)
Blueberries adjusted EBITDA(1)	1.2	0.8	4.5	7.0
(1) Totals may not sum due to rounding

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	International Farming	Blueberries	Total	Marketing & Distribution	International Farming	Blueberries	Total
	Three Months Ended April 30,
(In millions)	2026				2025
Third party sales	$277.2	$2.7	$11.0	$290.9	$362.5	$2.1	$15.7	$380.3
Affiliated sales	—	5.0	—	5.0	—	6.0	—	6.0
Total segment sales	277.2	7.7	11.0	295.9	362.5	8.1	15.7	386.3
Intercompany eliminations	—	(5.0)	—	(5.0)	—	(6.0)	—	(6.0)
Total net sales	$277.2	$2.7	$11.0	$290.9	$362.5	$2.1	$15.7	$380.3
	Six Months Ended April 30,
	2026				2025
Third party sales	$512.0	$5.7	$51.8	$569.5	$658.3	$4.1	$52.1	$714.5
Affiliated sales	—	12.6	—	12.6	—	13.2	—	13.2
Total segment sales	512.0	18.3	51.8	582.1	658.3	17.3	52.1	727.7
Intercompany eliminations	—	(12.6)	—	(12.6)	—	(13.2)	—	(13.2)
Total net sales	$512.0	$5.7	$51.8	$569.5	$658.3	$4.1	$52.1	$714.5
Avocado Sales

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Pounds of avocados sold (millions)	191.5	166.4	373.0	326.3
Average sales price per pound	$1.29	$2.00	$1.25	$1.87

Sales by Type

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2026	2025	2026	2025
Avocado	$246.7	$332.6	$467.6	$611.8
Blueberry	11.0	15.7	51.8	52.1
Mango	30.9	29.9	43.8	44.7
Other	2.3	2.1	6.3	5.9
Total net sales	$290.9	$380.3	$569.5	$714.5